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                                                                    EXHIBIT 4.46

                           BOATMEN'S BANCSHARES, INC.

                                       and

                             CHEMICAL BANK, Trustee

                          SECOND SUPPLEMENTAL INDENTURE
                           Dated as of March 18, 1993

                          Subordinated Debt Securities

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                          SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE, dated as of March 18, 1993 (the "Second Supplemental Indenture"), by and between BOATMEN'S BANCSHARES, INC., a Missouri corporation (the "Company") and CHEMICAL BANK, a New York corporation (as successor by merger to Manufacturers Hanover Trust Company, a New York corporation), as trustee (the "Trustee").

                             RECITALS OF THE COMPANY

     The Company has heretofore entered into the Indenture, dated as of October 2, 1989 (the "Indenture") to provide for the issuance of its subordinated debt securities ("Securities") in one or more series and has appointed the Trustee to serve as trustee thereunder.

     The Company and the Trustee, by First Supplemental Indenture, dated September 23, 1992 (the "First Supplemental Indenture"), supplemented the Indenture to provide for the issuance of Securities in global form.

     Pursuant to Sections 2.01, 6.01 and 10.01(f) of the Indenture, the Company desires to change certain provisions of the Indenture effective only with respect to any one or more series of Securities issued subsequent to the date of this Second Supplemental Indenture which are intended to meet the criteria of 12 C.F.R. ss.250.166 and qualify for treatment as tier 2 capital under the rules and regulations of the Board of Governors of the Federal Reserve System.

     All things necessary to make Securities issued under the Indenture, as heretofore and hereby supplemented, the valid obligation of the Company, and to make the Indenture, as heretofore and hereby supplemented, a valid agreement of the Company, in accordance with their and its terms, have been done as of the date hereof.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     In order to comply with the requirements of the Indenture, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the holders of Securities issued on or after the date hereof as follows:

                                   ARTICLE ONE
                       AMENDED AND ADDITIONAL DEFINITIONS

     SECTION 101. The "." at the end of the definition of "Senior Indebtedness" in Article I of the Indenture is hereby changed to a "," and the following provision added:

     and, with respect only to Qualifying Securities, shall mean (1) the principal of, premium, if any, and interest on all indebtedness for money borrowed, whether now outstanding or subsequently incurred; (2) all obligations to make payment pursuant to the terms of financial instruments, such as (a) securities contracts and foreign currency exchange contracts,
     (b) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements)cap agreements, floor agreements, collar agreements, interest rate agreements,

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     foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and (c) similar financial instruments; (except, in the case of both (1) and (2) above, any such indebtedness or obligation that expressly states that it is not superior to the Notes or any other subsequently issued series of subordinated debt that is intended to be Qualifying Securities, or ranks pari passu therewith); (3) any indebtedness or obligation of others of the kind described in both (1) and
     (2) above for the payment of which the Corporation is responsible or liable as guarantor or otherwise; and (4) all deferrals, renewals or extensions of such indebtedness or obligations.

     SECTION 102. The following definition is added to the provisions of Article I of the Indenture, following the definition of "Principal Subsidiary" and preceding the definition of "Register":

     Qualifying Security:

          The term "Qualifying Security" shall mean a Security of a series which is intended to meet the criteria specified in 12 C.F.R. ss.250.166 and qualify as supplementary capital elements, tier 2 capital, in accordance with the provisions of Regulation Y, Appendix A, promulgated by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

                                ARTICLE TWO
                    DESIGNATION OF QUALIFYING SECURITIES

     SECTION 201. The word "and" is hereby removed from the end of subparagraph
(11) of Section 2.01 of the Indenture (as amended by the First Supplemental Indenture), added at the end of subparagraph (12), and the following new subparagraph (13) is hereby added to Section 2.01:

          (13) whether the Securities of the series shall be issued as Qualifying Securities and, if so, any additional terms or conditions necessary to meet the qualifications for tier 2 capital in accordance with the provisions of Regulation Y, Appendix A, as promulgated by the Board of Governors of the Federal Reserve System, as amended, supplemented and interpreted at the time of such issuance;

                                  ARTICLE THREE
                   PROVISIONS GOVERNING QUALIFYING SECURITIES

     SECTION 301. The following provision is hereby added to Section 4.07 of the
Indenture:

          Notwithstanding any other provision of this Section 4.07 to the contrary, the covenants of this Section 4.07 shall not be for the benefit of, or enforceable by, holders of Qualifying Securities of any series, nor shall the Trustee be entitled

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     to enforce the covenants of this Section 4.07 for the benefit of holders of Qualifying Securities of any series.

     SECTION 302. The following provision is hereby added to Section 6.01 of the
Indenture:

          Notwithstanding any other provision of this Article VI to the contrary, with respect to Qualifying Securities of any series, an "Event of Default" shall mean and include only those events specified in subparagraphs (2), (5) and (6) above; the events specified in subparagraphs (1), (3), (4) and (7) being hereby specifically deleted as "Events of Default" for all purposes with respect to Qualifying Securities. Without limitation on the foregoing, the occurrence of any event described in subparagraphs (1), (3), (4) or (7) shall not entitle the holders of Qualifying Securities of any series, or the Trustee on behalf of any such holders, to accelerate the maturity of such Qualifying Securities.

                                  ARTICLE FOUR
           INDENTURE AMENDMENTS WITH RESPECT TO QUALIFYING SECURITIES

     SECTION 401. Section 4.08 of the Indenture is hereby deleted and replaced by the following:

          "Section 4.08. Waiver of Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Section 4.07, or any covenant or condition specifically contained in this Indenture for the benefit of one or more series of Securities (except covenants which cannot be amended without the consent of all holders pursuant to Section 10.02 hereof), if before the time for such compliance the holders of a majority in principal amount of the Securities of all series (with Securities other than Qualifying Securities voting as one class and Qualifying Securities voting as a separate class) benefiting from the covenant (determined as provided in Section 8.04) shall waive such compliance in such instance, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect."

     SECTION 402. The first paragraph of Section 10.02 of the Indenture is hereby deleted and replaced by the following:

     "Section 10.02. Modification of Indenture with Consent of Holders of a Majority in Principal Amount of Securities. With the consent (evidenced as provided in Section 8.01) of the holders of not less than a majority in principal amount of the Securities of all series at the time outstanding (determined as provided in Section 8.04) affected by such supplemental indenture (with Securities other than Qualifying Securities voting as one class and Qualifying Securities voting as a separate class), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may from time to

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       time and at any time enter into an indenture or indentures supplemental hereto (which shall comply with the provisions of the Trust Indenture Act of 1939 as then in effect) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture of modifying in any manner the rights of the holders of the Securities of each such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount, or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on any Security is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon, or reduce any amount payable upon any redemption or acceleration thereof, or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than that provided in the Security, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Securities then outstanding."

       SECTION 403. The first sentence of Section 12.04 of the Indenture is hereby deleted and replaced by the following:

              "Section 12.04. Subrogation to Rights of Holders of Senior Indebtedness. Subject to the prior payment in full of all Senior Indebtedness of the Company, the holders shall be subrogated (with (i) Securities other than Qualifying Securities being subrogated equally and ratably with the holders of all indebtedness of the Company which by its express terms is not superior in right of payment to Securities other than Qualifying Securities and ranks pari passu with the Securities other than Qualifying Securities and is entitled to like rights of subrogation and (ii) Qualifying Securities being subrogated equally and ratably with the holders of all indebtedness of the Company which by its express terms is not superior in right of payment to the Qualifying Securities and ranks pari passu with the Qualifying Securities and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness of the Company until the Securities shall be paid in full."

                                  ARTICLE FIVE
                                  MISCELLANEOUS

       SECTION 501. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

       SECTION 502. The recitals contained herein shall be taken as the statements of the Company only, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

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       SECTION 503. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

       SECTION 504. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

       SECTION 505. In accordance with Section 10.04 of the Indenture, all Securities authenticated and delivered after the execution of this Second Supplemental Indenture shall bear the following notation:

              "As of March 18, 1993, the Indenture, dated as of October 2, 1989, relating to this Security has been amended by a First Supplemental Indenture, dated as of September 23, 1992, and further amended by a Second Supplemental Indenture, dated as of March 18, 1993."

       IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

[SEAL]                             BOATMEN'S BANCSHARES, INC.

ATTEST:

/s/ DAVID L. FOULK                 By  /s/ JAMES W. KIENKER
-----------------------------        ------------------------------------------
Assistant Secretary                  James W. Kienker
                                     Executive Vice President

[SEAL] CHEMICAL BANK (as successor by merger to Manufacturers Hanover Trust Company), Trustee
ATTEST:

/s/ G. JOHN KISER                  By  /s/ W. D. DODGE
-----------------------------        ------------------------------------------
Trust Officer                        Vice President

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STATE OF MISSOURI         )
                          ) ss.
CITY OF ST. LOUIS         )

       On the 18th day of March, in the year 1993, before me personally came James W. Kienker, to me known, who, being by me duly sworn, did depose and say that he resides at 2 Geyerwood Lane, St. Louis, Missouri; that he is the Executive Vice President of Boatmen's Bancshares, Inc., a corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that he signed his name thereto pursuant to like authority.

                                                 /s/ KAY C. ANDERSON
                                                      Notary Public

STATE OF NEW YORK         )
                          ) ss.
CITY OF NEW YORK          )

       On the 25th day of March, in the year 1993, before me personally came W.D. Dodge, to me known, who, being by me duly sworn, did depose and say that, he resides at 3532 Kenora Pl., Seaford, N.Y.; that he is a Vice President of Chemical Bank, a corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to the authority of the Board of Directors of said corporation; and that he signed his name thereto pursuant to like authority.

                                                 /s/ ALICIA COSTELLO
                                                      Notary Public

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